Exhibit (11) - Statement Re:  Computation of Earnings Per Share

COMPUTATION OF EARNINGS PER SHARE
Comerica Incorporated and Subsidiaries



(In thousands, except per share data)


                                     Three Months Ended     Nine Months Ended
                                        September 30           September 30
                                     ------------------    -------------------
                                        1999     1998        1999       1998
                                     -------   --------    --------   --------
Basic:
   Average shares outstanding         156,154    155,278     156,033    155,990
                                     ========   ========    ========   ========

Net income                           $170,414   $154,490    $496,908   $449,256
Less preferred stock dividends          4,275      4,275      12,825     12,825
                                     --------   --------    --------   --------
Net income applicable to common
  stock                              $166,139   $150,215    $484,083   $436,431
                                     ========   ========    ========   ========

Basic net income per share           $   1.06   $   0.97    $   3,10   $   2.80

Diluted:
  Average shares outstanding          156,154    155,278     156,033    155,990
  Nonvested stock                         164        177         169        192
  Common stock equivalent:
    Net effect of the assumed
      exercise of stock options         1,993      2,635       2,215      2,770
                                     --------   --------    --------   --------
    Diluted average shares            158,311    158,090     158,417    158,952
                                     ========   ========    ========   ========

Net income                           $170,414   $154,490    $496,908   $449,256
Less preferred stock dividends          4,275      4,275      12,825     12,825
                                     --------   --------    --------   --------
Net income applicable to common
  stock                              $166,139   $150,215    $484,083   $436,431
                                     ========   ========    ========   ========

Diluted net income per share         $   1.05   $   0.95    $   3.06   $   2.75
